Exhibit 99.3

Contact:     Flow Investor Relations

253-813-3286

FLOW CEO DISCUSSES PLANS

FOR LEADERSHIP TRANSITION

KENT, Wash., February 2, 2007 – Flow International Corporation (Nasdaq: FLOW), the world’s leading developer and manufacturer of industrial waterjet machines used for cutting and cleaning applications around the world, announced that it intends to discuss its planned leadership transition on a conference call today with the investment community, in conjunction with the Company’s releasing its year-to-date fiscal 2007 results. As part of the leadership transition, Stephen R. Light plans to retire as Flow’s President and Chief Executive Officer upon appointment of a successor. The Board of Directors has retained the services of executive search firm Korn/Ferry International and a CEO search is underway.

“I am extremely proud of all that we’ve accomplished as an organization since I joined the Company in January 2003,” Mr. Light commented. “I came to Flow for the purpose of relieving its then-enormous debt load, reversing the precipitous decline in sales, returning the Company to sustained profitability, and rebuilding lender and investor credibility. Through the dedication and sacrifice of everyone at Flow, we have accomplished all of these goals, and more.

“In May and July of 2006, the Company’s Board and management met, as we do annually, to review our strategic plan for the coming five years. As a result of this annual process, Flow has a robust strategic plan and a clear path to our five year goal of becoming a highly profitable $500 million business. During that process this past year, it became obvious to me that many of the projects we were embarking on will require several years to implement. These projects include our new systems backbone, our mergers and acquisitions work, our strategic alliances with major equipment producers, our penetration of as-yet untapped markets in places such as India, the Middle East, and Eastern Europe, and of course our aggressive new product development and introduction schedule.

“My intent has been to retire from Flow at the end of Flow’s 2008 fiscal year. I realized that my time horizon was shorter than many of these projects and as a result, I began the discussion with the board about selecting an appropriate successor to guide the company through these long term opportunities. Now with a solid and experienced management team in place, and terrific market position, I believe it’s time for me to step aside and allow the Board to bring on a successor who can see these many long-range initiatives through to fruition.

“Despite my decision to retire from Flow, I am dedicated to ensuring that this transition is executed as flawlessly as possible. With my departure from the Company in mind, I have worked extensively with the Board over the past 9 months to develop a sensible strategy to transition the executive leadership. We recognized that any succession plan would require that we fill out the highest levels of our organization with executives who can execute our plans and run the day to day business of the company, not only at our headquarters in Kent but across all of our geographies. We’ve made very good progress in hiring that seasoned talent. In addition, of the 90 open positions we announced back in April 2006, nearly two thirds have been filled. I look forward to continuing to work with the Board to ensure that we bring on the right executive who has the vision and the skills to lead this expanding organization in its next stage of growth.”

Kathy Munro, Flow’s Chairman of the Board, added, “Under Stephen’s leadership, Flow quickly transformed itself from a far-flung organization of many disparate operations under a crushing debt load, to a mostly debt-free operation built around a single core waterjet pump technology. He established solid credibility with investors, lenders, and his internal organization on the basis of his fulfillment of commitments and operational execution skills. We are extremely grateful for all of Stephen’s tireless efforts at Flow and thank him for his initiative in helping us craft a strategy for executive succession. Working with Stephen, we intend to bring on a successor who can pick up where he leaves off, capturing the vision to see all of the growing opportunities for Flow’s unique technology.”

The Company stated that a search for the next CEO is ongoing and that Mr. Light would anticipate stepping down from his role shortly after a successor is appointed, Mr. Light’s successor will assume his position on the Flow Board.

About Flow International

Flow International Corporation is the world’s leading developer and manufacturer of ultrahigh-pressure waterjet cutting technology to industries including automotive, aerospace, job shop, surface preparation, and more. For more information, visit http://www.flowcorp.com.

This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words “believe,” “expect,” “intend,” “may,” “anticipate,” variations of such words and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the January 30, 2007 Flow International Corporation Form 10-K/A filed with the Securities and Exchange Commission. Forward-looking statements in this press release include, without limitation, statements that the Company has a strategic plan and goal of becoming a $500 million business, the Mr. Light and the Board will ensure that they bring on the right executive who will capture the vision for the Company and that Mr. Light will step down shortly after his successor is named. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.